Exhibit 5.1(a)

VENABLE LLP	750 E. PRATT STREET	SUITE 900	BALTIMORE, MD 21202
	T 410.244.7400	F 410.244.7742	www.Venable.com

December 15, 2020

Pebblebrook Hotel Trust
4747 Bethesda Avenue, Suite 1100
Bethesda, MD 20814

    Re:    Registration Statement on Form S-3 (File No. 333-236577)

Ladies and Gentlemen:

        We have served as Maryland counsel to Pebblebrook Hotel Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law relating to the registration of $500,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2026 (the “Notes”) of the Company, in an underwritten public offering covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;
2.    The Prospectus Supplement, filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;
3.    The Declaration of Trust of the Company, as amended and supplemented (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.    The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.    Resolutions adopted by the Board of Trustees of the Company (the “Board”), and a duly authorized committee thereof (the “Resolutions”), relating to, among other matters, the registration and issuance of the Notes and the Conversion Shares (as defined herein), certified as of the date hereof by an officer of the Company;

    7.    The Indenture, dated as of December 15, 2020 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee;

    8.    A certificate executed by an officer of the Company, dated as of the date hereof; and

    9.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon the issuance of any shares (the “Conversion Shares”) of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company issuable upon the conversion of the Notes, the total number of shares of Common Shares issued and outstanding will not exceed the total number of shares of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

6.    The Conversion Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Declaration of Trust.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Notes has been duly authorized by the Company.

3.    The issuance of the Conversion Shares has been duly authorized and, when and if issued and delivered by the Company upon conversion of the Notes in accordance with the terms of the Notes, the Indenture, the Declaration of Trust and the Resolutions, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP